Exhibit 23

Consent of Independent Auditors

 We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07121) pertaining to the Elco Thermoplastics, Inc. Profit Sharing Plan of our report dated May 4, 2001, with respect to the financial statements and schedules of the Elco Thermoplastics, Inc. Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2000.

ERNST & YOUNG LLP

Providence, Rhode Island
June 20, 2001